Exhibit 99.1
FOR IMMEDIATE RELEASE

May 1, 2020

JOHNSON CONTROLS REPORTS FISCAL Q2 RESULTS AND PROVIDES UPDATES RELATED TO THE IMPACT OF COVID-19

________________________________________________________________________________

▪	Strong liquidity position enhanced with incremental $1.3 billion in term debt

▪	Existing share repurchase program suspended until further notice

▪	Quarterly dividend maintained

▪	Previous fiscal year 2020 full-year guidance withdrawn; second half framework provided

▪	Q2 GAAP EPS from continuing operations of $0.28, including special items

▪	Adjusted EPS from continuing operations of $0.42, up 31% versus prior year
________________________________________________________________________________

CORK, Ireland -- Johnson Controls International plc (NYSE: JCI) announced its fiscal second quarter results, including a set of immediate actions in response to the evolving conditions and unprecedented uncertainty related to the novel coronavirus (COVID-19) pandemic.
“The health and wellness of our employees and their families will continue to be our priority. In an effort to protect our employees, including those on the front lines supporting customers and in all facilities, we have taken extra precautions to ensure this priority is met. I would like to thank each of our 105,000 employees for their continuous efforts in the battle against COVID-19, and for going the extra mile for our customers and stakeholders,” said George Oliver, chairman and CEO.
“We have also taken decisive actions to control operating costs and further enhance our liquidity position. Given our strong balance sheet and the improved fundamentals built over the past two years, I believe we are in an excellent position to weather the economic uncertainty and capitalize on the recovery,” Oliver said. “Since the start of this crisis, our goal as a company has been twofold - first and foremost, to protect the health and safety of all of our employees and their families. Second, to work diligently with our customers and partners to ensure the continued functionality of critical infrastructure and essential facilities around the world. I am proud to say that our teams have exceled on both fronts.”
“Our position as the leader in intelligent and sustainable building solutions enables Johnson Controls to deliver the outcomes that matter most to our customers. The depth and breadth of our product portfolio, combined with proven expertise and expansive global footprint provides us with a unique advantage as the evolution of the built environment accelerates,” Oliver added.

Johnson Controls financial position remains strong, with access to liquidity including two senior revolving credit facilities - a one-year $500 million facility and a five-year $2.5 billion facility. Given the increasingly uncertain environment, the Company has taken proactive measures to increase near-term financial flexibility, electing to opportunistically raise $675 million via European financing arrangements and $575 million in bank term loans. In addition, as planned the Company repaid with existing cash a $500 million bond that matured in March 2020.
The Company reported fiscal second quarter 2020 GAAP earnings per share (“EPS”) from continuing operations, including special items, of $0.28. Excluding these items, adjusted EPS from continuing operations was $0.42, up 31% versus the prior year period (see attached footnotes for non-GAAP reconciliation).
Sales of $5.4 billion decreased 6% compared to the prior year and declined 5% organically. This includes a 6 to 7 percentage point headwind related to the estimated impact of COVID-19.
GAAP earnings before interest and taxes (“EBIT”) was $308 million and EBIT margin was 5.7%. Adjusted EBIT was $440 million and adjusted EBIT margin was 8.1%, in-line with prior year results. Adjusted EBIT was negatively impacted by approximately $80 to $100 million attributable to the estimated net impact of COVID-19.

Income and EPS amounts attributable to Johnson Controls ordinary shareholders
($ millions, except per-share amounts)
The financial highlights presented in the tables below are in accordance with GAAP, unless otherwise indicated. All comparisons are to the fiscal second quarter of 2019. The results of Power Solutions are reported as discontinued operations in all periods presented.
Organic sales growth, organic EBITA growth, segment EBITA, adjusted segment EBITA, EBIT, adjusted EBIT, adjusted EPS from continuing operations and adjusted free cash flow are non-GAAP financial measures. For a reconciliation of these non-GAAP measures and detail of the special items, refer to the attached footnotes. A slide presentation to accompany the results can be found in the Investor Relations section of Johnson Controls’ website at http://investors.johnsoncontrols.com.

	GAAP	GAAP	Adjusted	Adjusted
	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Change

Sales	$5,779	$5,444	$5,779	$5,444	(6%)

Segment EBITA	664	617	671	619	(8%)

EBIT	419	308	469	440	(6%)

Net income from continuing operations	240	213	287	317	+10%

Diluted EPS from continuing operations	$0.26	$0.28	$0.32	$0.42	+31%

The adjusted results include the estimated net impact attributable to COVID-19 which is summarized below.

Sales	($350 - 390M)

Segment EBITA	($90 - 110M)

EBIT	($80 - 100M)

Net income from continuing operations	($49 - 62M)

Diluted EPS from continuing operations	($0.05 - 0.07)

BUSINESS RESULTS

Building Solutions North America

	GAAP	GAAP	Adjusted	Adjusted
	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Change

Sales	$2,187	$2,175	$2,187	$2,175	(1%)

Segment EBITA	$257	$251	$259	$253	(2%)

Segment EBITA margin %	11.8%	11.5%	11.8%	11.6%	(20bps)

Sales in the quarter of $2.2 billion, decreased approximately 1% versus the prior year. Organic sales were flat versus the prior year. Growth in Performance Solutions was offset by a decline in Fire & Security and HVAC & Controls was consistent with the prior year.
Orders in the quarter, excluding M&A and adjusted for foreign currency, decreased 7% year-over-year. Backlog at the end of the quarter of $5.8 billion increased 4% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $253 million, down 2% versus the prior year. Adjusted segment EBITA margin of 11.6% declined 20 basis points versus the prior year as productivity savings and cost synergies, were more than offset by the volume decline.

Building Solutions EMEA/LA (Europe, Middle East, Africa/Latin America)

	GAAP	GAAP	Adjusted	Adjusted
	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Change

Sales	$878	$850	$878	$850	(3%)

Segment EBITA	$80	$85	$81	$85	5%

Segment EBITA margin %	9.1%	10.0%	9.2%	10.0%	80bps

Sales in the quarter of $850 million decreased 3% versus the prior year. Organic sales declined nearly 1% versus the prior year as growth in service was more than offset by a decline in project installations. Growth in Industrial Refrigeration was more than offset by a decline in HVAC & Controls and Fire & Security.
Orders in the quarter, excluding M&A and adjusted for foreign currency, decreased 4% year-over-year. Backlog at the end of the quarter of $1.7 billion increased 6% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $85 million, up 5% versus the prior year. Adjusted segment EBITA margin of 10.0% expanded 80 basis points over the prior year, including a 30 basis point headwind related to foreign currency. Adjusting for foreign currency, the underlying margin improved 110 basis points driven by the benefit from productivity savings and cost synergies.

Building Solutions Asia Pacific

	GAAP	GAAP	Adjusted	Adjusted
	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Change

Sales	$628	$525	$628	$525	(16%)

Segment EBITA	$76	$65	$76	$65	(15%)

Segment EBITA margin %	12.1%	12.4%	12.1%	12.4%	30bps

Sales in the quarter of $525 million decreased 16% versus the prior year. Organic sales declined 14% versus the prior year primarily driven by a decline in project installations and, to a lesser extent, service. The sharp decline in China was predominately within HVAC & Controls.
Orders in the quarter, excluding M&A and adjusted for foreign currency, decreased 11% year-over-year. Backlog at the end of the quarter of $1.5 billion increased 3% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $65 million, down 15% versus the prior year. Adjusted segment EBITA margin of 12.4% expanded 30 basis points over the prior year as favorable mix and the benefit of productivity savings and cost synergies more than offset the volume decline.

Global Products

	GAAP	GAAP	Adjusted	Adjusted
	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Change

Sales	$2,086	$1,894	$2,086	$1,894	(9%)

Segment EBITA	$251	$216	$255	$216	(15%)

Segment EBITA margin %	12.0%	11.4%	12.2%	11.4%	(80bps)

Sales in the quarter of $1.9 billion decreased 9% versus the prior year. Organic sales declined 8% versus the prior year. Sales within Building Management Systems were consistent with the prior year while sales within HVAC & Refrigeration Equipment and Specialty Products declined versus the prior year.
Adjusted segment EBITA was $216 million, down 15% versus the prior year. Adjusted segment EBITA margin of 11.4% contracted 80 basis points over the prior year as positive price/cost as well as the benefit of productivity savings and cost synergies was more than offset by the volume decline.

Corporate

	GAAP	GAAP	Adjusted	Adjusted
	Q2 2019	Q2 2020	Q2 2019	Q2 2020	Change

Corporate expense	($167)	($118)	($104)	($82)	(21%)

Adjusted Corporate expense was $82 million in the quarter, a decrease of 21% compared to the prior year, driven primarily by continued productivity savings and cost synergies, COVID-19 mitigating actions, and cost reductions related to the Power Solutions sale.

OTHER ITEMS

▪
Cash provided by operating activities from continuing operations was $0.2 billion and capital expenditures were $0.1 billion in the quarter, resulting in free cash flow from continuing operations of less than $0.1 billion. Adjusted free cash flow was $0.2 billion, which excludes net cash outflows of $0.1 billion primarily related to restructuring and integration costs.

▪	During the quarter, the Company repurchased approximately 21 million shares for $816 million. The Company suspended its share repurchase program in mid-March.

▪	During the quarter, the Company recorded a pre-tax impairment charge of $62 million related to indefinite lived intangible assets.

▪	During the quarter, the Company repaid a $500 million bond which matured in March 2020.

▪	In April, the Company raised $675 million via European financing arrangements, with an average interest rate of 1.0% and a 6-month term.

▪	In April, the Company raised $575 million in bank term loans, with an average interest rate of 2.7% and a 1-year term.

SECOND HALF FRAMEWORK
As a result of the challenging and uncertain macro environment attributable to the impact of COVID-19, the Company is withdrawing its previously communicated fiscal year 2020 guidance and has provided the below framework related to the second half of the fiscal year.
Organic Revenue Decline        (15 - 20%)
Mitigating Cost Actions            $400 - 450M
Net Decrementals on Revenue        Low 20s

JOHNSON CONTROLS CONTACTS:

INVESTORS:	MEDIA:

Antonella Franzen	Phil Clement
Direct: 609.720.4665	Direct: 414.208.5161
Email: antonella.franzen@jci.com	Email: phil.clement@jci.com

Ryan Edelman	Fraser Engerman
Direct: 609.720.4545	Direct: 414.308.8321
Email: ryan.edelman@jci.com	Email: fraser.engerman@jci.com

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About Johnson Controls:
At Johnson Controls, we transform the environments where people live, work, learn and play. From optimizing building performance to improving safety and enhancing comfort, we drive the outcomes that matter most. We deliver our promise in industries such as healthcare, education, data centers, and manufacturing. With a global team of 105,000 experts in more than 150 countries and over 130 years of innovation, we are the power behind our customers’ mission. Our leading portfolio of building technology and solutions includes some of the most trusted names in the industry, such as Tyco®, YORK®, Metasys®, Ruskin®, Titus®, Frick®, PENN®, Sabroe®, Simplex®, Ansul® and Grinnell®. For more information, visit www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter

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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: Johnson Controls’ ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the disposition of the Power Solutions business, changes in tax laws (including but not limited to the Tax Cuts and Jobs Act enacted in December 2017), regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions, energy and commodity prices, the availability of raw materials and component products, currency exchange rates, maintaining the capacity, reliability and security of our information technology infrastructure, the risk of infringement or expiration of intellectual property rights, work stoppages, union negotiations, labor disputes and other matters associated with the labor force, the outcome of litigation and governmental proceedings and cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2019 fiscal year filed with the SEC on November 21, 2019, which is available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. The description of certain of these risks is supplemented in Item 1A of Part II of Johnson Controls’ subsequently filed Quarterly Reports on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.

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Non-GAAP Financial Information
The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include restructuring and impairment costs, transaction costs, integration costs, net mark-to-market adjustments, and discrete tax items. Financial information regarding organic sales, EBIT, EBIT margin, segment EBITA, adjusted segment EBITA, adjusted organic segment EBITA, adjusted segment EBITA margin, free cash flow and adjusted free cash flow, are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as transaction costs and integration costs because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For further information on the calculation of thee non-GAAP measures and a reconciliation of these non-GAAP measures, refer to the attached footnotes.

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JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2020	2019

Net sales	$5,444	$5,779
Cost of sales	3,643	3,935
Gross profit	1,801	1,844

Selling, general and administrative expenses	(1,451)	(1,458)
Restructuring and impairment costs	(62)	—
Net financing charges	(59)	(98)
Equity income	20	33

Income from continuing operations before income taxes	249	321

Income tax provision	13	47

Income from continuing operations	236	274

Income from discontinued operations, net of tax	—	284

Net income	236	558

Less: Income from continuing operations attributable to noncontrolling interests	23	34
Less: Income from discontinued operations attributable to noncontrolling interests	—	9

Net income attributable to JCI	$213	$515

Income from continuing operations	$213	$240
Income from discontinued operations	—	275

Net income attributable to JCI	$213	$515

Diluted earnings per share from continuing operations	$0.28	$0.26
Diluted earnings per share from discontinued operations	—	0.30
Diluted earnings per share *	$0.28	$0.57

Diluted weighted average shares	757.1	905.9
Shares outstanding at period end	743.9	898.1

* May not sum due to rounding.

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2020	2019

Net sales	$11,020	$11,243
Cost of sales	7,416	7,674
Gross profit	3,604	3,569

Selling, general and administrative expenses	(2,878)	(2,896)
Restructuring and impairment costs	(173)	—
Net financing charges	(111)	(183)
Equity income	63	75

Income from continuing operations before income taxes	505	565

Income tax provision	78	155

Income from continuing operations	427	410

Income from discontinued operations, net of tax	—	547

Net income	427	957

Less: Income from continuing operations attributable to noncontrolling interests	55	63
Less: Income from discontinued operations attributable to noncontrolling interests	—	24

Net income attributable to JCI	$372	$870

Income from continuing operations	$372	$347
Income from discontinued operations	—	523

Net income attributable to JCI	$372	$870

Diluted earnings per share from continuing operations	$0.49	$0.38
Diluted earnings per share from discontinued operations	—	0.57
Diluted earnings per share	$0.49	$0.95

Diluted weighted average shares	765.6	915.6
Shares outstanding at period end	743.9	898.1

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	March 31, 2020	September 30, 2019
ASSETS
Cash and cash equivalents	$1,006	$2,805
Accounts receivable - net	5,492	5,770
Inventories	2,030	1,814
Assets held for sale	91	98
Other current assets	1,336	1,906
Current assets	9,955	12,393

Property, plant and equipment - net	3,274	3,348
Goodwill	18,072	18,178
Other intangible assets - net	5,391	5,632
Investments in partially-owned affiliates	869	853
Noncurrent assets held for sale	46	60
Other noncurrent assets	2,795	1,823
Total assets	$40,402	$42,287

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,430	$511
Accounts payable and accrued expenses	3,813	4,535
Liabilities held for sale	39	44
Other current liabilities	4,227	3,980
Current liabilities	9,509	9,070

Long-term debt	5,640	6,708
Other noncurrent liabilities	6,165	5,680
Shareholders' equity attributable to JCI	18,084	19,766
Noncontrolling interests	1,004	1,063
Total liabilities and equity	$40,402	$42,287

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net income attributable to JCI from continuing operations	$213	$240
Income from continuing operations attributable to noncontrolling interests	23	34

Net income from continuing operations	236	274

Adjustments to reconcile net income from continuing operations to cash provided by operating activities:
Depreciation and amortization	207	211
Pension and postretirement benefit income	(40)	(28)
Pension and postretirement contributions	(15)	(16)
Equity in earnings of partially-owned affiliates, net of dividends received	(19)	(31)
Deferred income taxes	(58)	460
Non-cash restructuring and impairment costs	62	—
Other - net	40	5
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	7	(285)
Inventories	(147)	(99)
Other assets	(58)	34
Restructuring reserves	(71)	(34)
Accounts payable and accrued liabilities	(107)	209
Accrued income taxes	118	(518)
Cash provided by operating activities from continuing operations	155	182

Investing Activities
Capital expenditures	(124)	(125)
Acquisition of businesses, net of cash acquired	(10)	—
Other - net	19	2
Cash used by investing activities from continuing operations	(115)	(123)

Financing Activities
Increase (decrease) in short and long-term debt - net	(177)	530
Stock repurchases	(816)	(533)
Payment of cash dividends	(199)	(239)
Dividends paid to noncontrolling interests	—	(89)
Proceeds from the exercise of stock options	18	38
Employee equity-based compensation withholding	(12)	(2)
Cash used by financing activities from continuing operations	(1,186)	(295)

Discontinued Operations
Net cash provided (used) by operating activities	(14)	309
Net cash used by investing activities	—	(87)
Net cash used by financing activities	—	(17)
Net cash flows provided (used) by discontinued operations	(14)	205

Effect of exchange rate changes on cash, cash equivalents and restricted cash	7	5
Changes in cash held for sale	—	(28)
Decrease in cash, cash equivalents and restricted cash	$(1,153)	$(54)

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Six Months Ended March 31,
	2020	2019
Operating Activities
Net income attributable to JCI from continuing operations	$372	$347
Income from continuing operations attributable to noncontrolling interests	55	63

Net income from continuing operations	427	410

Adjustments to reconcile net income from continuing operations to cash provided by operating activities:
Depreciation and amortization	414	422
Pension and postretirement benefit income	(80)	(57)
Pension and postretirement contributions	(27)	(37)
Equity in earnings of partially-owned affiliates, net of dividends received	(11)	(67)
Deferred income taxes	(61)	503
Non-cash restructuring and impairment costs	116	—
Other - net	56	33
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	244	(139)
Inventories	(261)	(321)
Other assets	(150)	(29)
Restructuring reserves	(38)	(59)
Accounts payable and accrued liabilities	(605)	(17)
Accrued income taxes	642	(539)
Cash provided by operating activities from continuing operations	666	103

Investing Activities
Capital expenditures	(250)	(278)
Acquisition of businesses, net of cash acquired	(58)	(13)
Business divestitures, net of cash divested	—	6
Other - net	20	26
Cash used by investing activities from continuing operations	(288)	(259)

Financing Activities
Increase (decrease) in short and long-term debt - net	(167)	1,544
Stock repurchases	(1,467)	(1,000)
Payment of cash dividends	(402)	(479)
Proceeds from the exercise of stock options	39	51
Dividends paid to noncontrolling interests	(5)	(132)
Employee equity-based compensation withholding	(32)	(23)
Other - net	(2)	—
Cash used by financing activities from continuing operations	(2,036)	(39)

Discontinued Operations
Net cash provided (used) by operating activities	(208)	502
Net cash used by investing activities	—	(153)
Net cash used by financing activities	—	(28)
Net cash flows provided (used) by discontinued operations	(208)	321

Effect of exchange rate changes on cash, cash equivalents and restricted cash	64	(38)
Changes in cash held for sale	—	(30)
Increase (decrease) in cash, cash equivalents and restricted cash	$(1,802)	$58

FOOTNOTES
1. Financial Summary

The Company evaluates the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, restructuring and impairment costs, and the net mark-to-market adjustments related to restricted asbestos investments and pension and postretirement plans. The financial results shown below are for continuing operations and exclude the Power Solutions business.

(in millions; unaudited)	Three Months Ended March 31,
	2020		2019
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales
Building Solutions North America	$2,175	$2,175	$2,187	$2,187
Building Solutions EMEA/LA	850	850	878	878
Building Solutions Asia Pacific	525	525	628	628
Global Products	1,894	1,894	2,086	2,086
Net sales	$5,444	$5,444	$5,779	$5,779

Segment EBITA (1)
Building Solutions North America	$251	$253	$257	$259
Building Solutions EMEA/LA	85	85	80	81
Building Solutions Asia Pacific	65	65	76	76
Global Products	216	216	251	255
Segment EBITA	617	619	664	671
Corporate expenses (2)	(118)	(82)	(167)	(104)
Amortization of intangible assets	(97)	(97)	(98)	(98)
Net mark-to-market adjustments (3)	(32)	—	20	—
Restructuring and impairment costs (4)	(62)	—	—	—
EBIT (5)	308	440	419	469
EBIT margin	5.7%	8.1%	7.3%	8.1%
Net financing charges	(59)	(59)	(98)	(98)
Income from continuing operations before income taxes	249	381	321	371
Income tax provision (6)	(13)	(52)	(47)	(50)
Income from continuing operations	236	329	274	321
Income from continuing operations attributable to noncontrolling interests	(23)	(12)	(34)	(34)
Net income from continuing operations attributable to JCI	$213	$317	$240	$287

(in millions; unaudited)	Six Months Ended March 31,
	2020		2019
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales
Building Solutions North America	$4,342	$4,342	$4,303	$4,303
Building Solutions EMEA/LA	1,778	1,778	1,785	1,785
Building Solutions Asia Pacific	1,154	1,154	1,241	1,241
Global Products	3,746	3,746	3,914	3,914
Net sales	$11,020	$11,020	$11,243	$11,243

Segment EBITA (1)
Building Solutions North America	$509	$512	$507	$512
Building Solutions EMEA/LA	175	175	157	158
Building Solutions Asia Pacific	137	137	142	142
Global Products	419	420	441	449
Segment EBITA	1,240	1,244	1,247	1,261
Corporate expenses (2)	(236)	(163)	(303)	(197)
Amortization of intangible assets	(193)	(193)	(195)	(195)
Net mark-to-market adjustments (3)	(22)	—	(1)	—
Restructuring and impairment costs (4)	(173)	—	—	—
EBIT (5)	616	888	748	869
EBIT margin	5.6%	8.1%	6.7%	7.7%
Net financing charges	(111)	(111)	(183)	(183)
Income from continuing operations before income taxes	505	777	565	686
Income tax provision (6)	(78)	(105)	(155)	(93)
Income from continuing operations	427	672	410	593
Income from continuing operations attributable to noncontrolling interests	(55)	(49)	(63)	(63)
Net income from continuing operations attributable to JCI	$372	$623	$347	$530

(1) The Company's press release contains financial information regarding segment EBITA, adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The Company's definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of segment EBITA to income from continuing operations is shown earler within this footnote. The following is the three months ended March 31, 2020 and 2019 reconciliation of segment EBITA and segment EBITA margin as reported to adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Segment EBITA as reported	$251	$257	$85	$80	$65	$76	$216	$251	$617	$664
Segment EBITA margin as reported	11.5%	11.8%	10.0%	9.1%	12.4%	12.1%	11.4%	12.0%	11.3%	11.5%

Adjusting items:
Integration costs	2	2	—	1	—	—	—	4	2	7

Adjusted segment EBITA	$253	$259	$85	$81	$65	$76	$216	$255	$619	$671
Adjusted segment EBITA margin	11.6%	11.8%	10.0%	9.2%	12.4%	12.1%	11.4%	12.2%	11.4%	11.6%

The following is the six months ended March 31, 2020 and 2019 reconciliation of segment EBITA and segment EBITA margin as reported to adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Segment EBITA as reported	$509	$507	$175	$157	$137	$142	$419	$441	$1,240	$1,247
Segment EBITA margin as reported	11.7%	11.8%	9.8%	8.8%	11.9%	11.4%	11.2%	11.3%	11.3%	11.1%

Adjusting items:
Integration costs	3	5	—	1	—	—	1	8	4	14

Adjusted segment EBITA	$512	$512	$175	$158	$137	$142	$420	$449	$1,244	$1,261
Adjusted segment EBITA margin	11.8%	11.9%	9.8%	8.9%	11.9%	11.4%	11.2%	11.5%	11.3%	11.2%

(2) Adjusted Corporate expenses excludes special items because these costs are not considered to be directly related to the underlying operating performance of the Company's business. Adjusted Corporate expenses for the three months ended March 31, 2020 excludes $36 million of integration costs. Adjusted Corporate expenses for the six months ended March 31, 2020 excludes $73 million of integration costs. Adjusted Corporate expenses for the three months ended March 31, 2019 excludes $61 million of integration costs and $2 million of transaction costs. Adjusted Corporate expenses for the six months ended March 31, 2019 excludes $102 million of integration costs and $4 million of transaction costs.

(3) The three months ended March 31, 2020 exclude the net mark-to-market adjustments on restricted investments of $32 million. The six months ended March 31, 2020 exclude the net mark-to-market adjustments on restricted investments of $22 million. The three months ended March 31, 2019 exclude the net mark-to-market adjustments on restricted investments of $20 million. The six months ended March 31, 2019 exclude the net mark-to-market adjustments on restricted investments of $1 million.

(4) Restructuring and impairment costs for the three months ended March 31, 2020 of $62 million are excluded from the adjusted non-GAAP results. Restructuring and impairment costs for the six months ended March 31, 2020 of $173 million are excluded from the adjusted non-GAAP results. The restructuring actions and impairment costs related primarily to workforce reductions, plant closures and asset impairments.

(5) Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests. EBIT is a non-GAAP performance measure. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company. A reconciliation of EBIT to income from continuing operations is shown earlier within this footnote.

(6) Adjusted income tax provision for the three months ended March 31, 2020 excludes tax benefits from tax audit reserve adjustments of $22 million, net mark-to-market adjustments of $7 million, integration costs of $6 million, and restructuring and impairment costs of $4 million. Adjusted income tax provision for the six months ended March 31, 2020 excludes tax benefits from tax audit reserve adjustments of $22 million, restructuring and impairment costs of $20 million, integration costs of $11 million and net mark-to-market adjustments of $4 million, partially offset by tax provisions related to Switzerland tax reform of $30 million. Adjusted income tax provision for the three months ended March 31, 2019 excludes the tax benefits of integration costs of $7 million and transaction costs of $1 million, partially offset by the tax provision for net mark-to-market adjustments of $5 million. Adjusted income tax provision for the six months ended March 31, 2019 excludes the tax provision for valuation allowance adjustments of $76 million as a result of changes in U.S. tax law, partially offset by the tax benefits for integration costs of $13 million and transaction costs of $1 million.

2. Diluted Earnings Per Share Reconciliation

The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration costs, net mark-to-market adjustments, restructuring and impairment costs, impact of ceasing the depreciation and amortization expense for the Power Solutions business as the business is held for sale, and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of diluted earnings per share as reported to adjusted diluted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations		Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	March 31,		March 31,		March 31,		March 31,
	2020	2019	2020	2019	2020	2019	2020	2019

Earnings per share as reported for JCI plc	$0.28	$0.57	$0.28	$0.26	$0.49	$0.95	$0.49	$0.38

Adjusting items:
Transaction costs	—	0.02	—	—	—	0.05	—	—
Related tax impact	—	—	—	—	—	(0.01)	—	—
Integration costs	0.05	0.08	0.05	0.08	0.10	0.13	0.10	0.13
Related tax impact	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Net mark-to-market adjustments	0.04	(0.02)	0.04	(0.02)	0.03	—	0.03	—
Related tax impact	(0.01)	0.01	(0.01)	0.01	(0.01)	—	(0.01)	—
Restructuring and impairment costs	0.08	—	0.08	—	0.23	—	0.23	—
Related tax impact	(0.01)	—	(0.01)	—	(0.03)	—	(0.03)	—
NCI impact of restructuring and impairment	—	—	—	—	(0.01)	—	(0.01)	—
Cease of Power Solutions
depreciation / amortization expense	—	(0.07)	—	—	—	(0.10)	—	—
Related tax impact	—	0.02	—	—	—	0.03	—	—
Discrete tax items	(0.03)	—	(0.03)	—	0.01	0.16	0.01	0.08
NCI impact of discrete tax items	0.01	—	0.01	—	0.01	—	0.01	—

Adjusted earnings per share for JCI plc*	$0.42	$0.59	$0.42	$0.32	$0.81	$1.20	$0.81	$0.58

* May not sum due to rounding.

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions; unaudited):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019

Weighted average shares outstanding for JCI plc
Basic weighted average shares outstanding	754.8	902.5	762.4	912.1
Effect of dilutive securities:
Stock options, unvested restricted stock
and unvested performance share awards	2.3	3.4	3.2	3.5
Diluted weighted average shares outstanding	757.1	905.9	765.6	915.6

The Company has presented forward-looking statements regarding organic net sales, net decrementals and adjusted free cash flow conversion, which are non-GAAP financial measures. These non-GAAP financial measures are derived by excluding certain amounts, expenses, income or cash flows from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period, including but not limited to the high variability of the net mark-to-market adjustments and the effect of foreign currency exchange fluctuations. Our fiscal 2020 framework for organic net sales also excludes the effect of acquisitions, divestitures and foreign currency. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. The unavailable information could have a significant impact on the Company’s full year 2020 GAAP financial results.

3. Organic Growth Reconciliation

The components of the changes in net sales for the three months ended March 31, 2020 versus the three months ended March 31, 2019, including organic growth, is shown below (unaudited):

(in millions)	Net Sales for the Three Months Ended March 31, 2019	Base Year Adjustments - Divestitures and Other		Adjusted Base Net Sales for the Three Months Ended March 31, 2019	Acquisitions		Foreign Currency		Organic Growth		Net Sales for the Three Months Ended March 31, 2020
Building Solutions North America	$2,187	$—	—	$2,187	$—	—	$(2)	—	$(10)	—	$2,175	-1%
Building Solutions EMEA/LA	878	2	—	880	10	1%	(33)	-4%	(7)	-1%	850	-3%
Building Solutions Asia Pacific	628	—	—	628	2	—	(15)	-2%	(90)	-14%	525	-16%
Total field	3,693	2	—	3,695	12	—	(50)	-1%	(107)	-3%	3,550	-4%
Global Products	2,086	(7)	—	2,079	2	—	(13)	-1%	(174)	-8%	1,894	-9%
Total net sales	$5,779	$(5)	—	$5,774	$14	—	$(63)	-1%	$(281)	-5%	$5,444	-6%

The components of the changes in net sales for the six months ended March 31, 2020 versus the six months ended March 31, 2019, including organic growth, is shown below (unaudited):

(in millions)	Net Sales for the Six Months Ended March 31, 2019	Base Year Adjustments - Divestitures and Other		Adjusted Base Net Sales for the Six Months Ended March 31, 2019	Acquisitions		Foreign Currency		Organic Growth		Net Sales for the Six Months Ended March 31, 2020
Building Solutions North America	$4,303	$(2)	—	$4,301	$—	—	$(2)	—	$43	1%	$4,342	1%
Building Solutions EMEA/LA	1,785	(23)	-1%	1,762	15	1%	(58)	-3%	59	3%	1,778	—
Building Solutions Asia Pacific	1,241	—	—	1,241	4	—	(20)	-2%	(71)	-6%	1,154	-7%
Total field	7,329	(25)	—	7,304	19	—	(80)	-1%	31	—	7,274	—
Global Products	3,914	(15)	—	3,899	3	—	(10)	—	(146)	-4%	3,746	-4%
Total net sales	$11,243	$(40)	—	$11,203	$22	—	$(90)	-1%	$(115)	-1%	$11,020	-2%

The components of the changes in segment EBITA and EBIT for the three months ended March 31, 2020 versus the three months ended March 31, 2019, including organic growth, is shown below (unaudited):

(in millions)	Adjusted Segment EBITA / EBIT for the Three Months Ended March 31, 2019	Base Year Adjustments - Divestitures and Other		Adjusted Base Segment EBITA / EBIT for the Three Months Ended March 31, 2019	Acquisitions		Foreign Currency		Organic Growth		Adjusted Segment EBITA / EBIT for the Three Months Ended March 31, 2020
Building Solutions North America	$259	$—	—	$259	$—	—	$—	—	$(6)	-2%	$253	-2%
Building Solutions EMEA/LA	81	—	—	81	2	2%	(6)	-7%	8	10%	85	5%
Building Solutions Asia Pacific	76	—	—	76	—	—	(1)	-1%	(10)	-13%	65	-14%
Total field	416	—	—	416	2	—	(7)	-2%	(8)	-2%	403	-3%
Global Products	255	(1)	—	254	—	—	(2)	-1%	(36)	-14%	216	-15%
Total adjusted segment EBITA	671	$(1)	—	670	$2	—	$(9)	-1%	$(44)	-7%	619	-8%

Corporate expenses	(104)	—		(104)							(82)	21%
Amortization of intangible assets	(98)	—		(98)							(97)	1%
Total adjusted EBIT	$469	$(1)		$468							$440	-6%

The components of the changes in segment EBITA and EBIT for the six months ended March 31, 2020 versus the six months ended March 31, 2019, including organic growth, is shown below (unaudited):

(in millions)	Adjusted Segment EBITA / EBIT for the Six Months Ended March 31, 2019	Base Year Adjustments - Divestitures and Other		Adjusted Base Segment EBITA / EBIT for the Six Months Ended March 31, 2019	Acquisitions		Foreign Currency		Organic Growth		Adjusted Segment EBITA / EBIT for the Six Months Ended March 31, 2020
Building Solutions North America	$512	$—	—	$512	$—	—	$—	—	$—	—	$512	—
Building Solutions EMEA/LA	158	(1)	-1%	157	3	2%	(9)	-6%	24	15%	175	11%
Building Solutions Asia Pacific	142	—	—	142	1	1%	(1)	-1%	(5)	-4%	137	-4%
Total field	812	(1)	—	811	4	—	(10)	-1%	19	2%	824	2%
Global Products	449	(1)	—	448	(1)	—	(3)	-1%	(24)	-5%	420	-6%
Total adjusted segment EBITA	1,261	$(2)	—	1,259	$3	—	$(13)	-1%	$(5)	—	1,244	-1%

Corporate expenses	(197)	—		(197)							(163)	17%
Amortization of intangible assets	(195)	—		(195)							(193)	1%
Total adjusted EBIT	$869	$(2)		$867							$888	2%

4. Adjusted Free Cash Flow Reconciliation

The Company's press release contains financial information regarding free cash flow, adjusted free cash flow and adjusted free cash flow conversion, which are non-GAAP performance measures. Free cash flow is defined as cash provided by operating activities less capital expenditures. Adjusted free cash flow excludes special items, as included in the table below, because these cash flows are not considered to be directly related to its underlying businesses. Adjusted free cash flow conversion is defined as adjusted free cash flow divided by adjusted net income. Management believes these non-GAAP measures are useful to investors in understanding the strength of the Company and its ability to generate cash.

The following is the three months and six months ended March 31, 2020 and 2019 reconciliation of free cash flow, adjusted free cash flow and adjusted free cash flow conversion for continuing operations (unaudited):

(in billions)	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019	Six Months Ended March 31, 2020	Six Months Ended March 31, 2019
Cash provided by operating activities from continuing operations	$0.2	$0.2	$0.7	$0.1
Capital expenditures	(0.1)	(0.1)	(0.3)	(0.3)
Reported free cash flow*	—	0.1	0.4	(0.2)

Adjusting items:
Transaction/integration costs	—	0.1	0.2	0.1
Restructuring payments	0.1	—	0.1	0.1
Nonrecurring tax refunds	—	—	(0.6)	—
Total adjusting items	0.1	0.1	(0.3)	0.2
Adjusted free cash flow*	$0.2	$0.2	$0.1	$—

Adjusted net income from continuing operations
attributable to JCI	$0.3	$0.3	$0.6	$0.5
Adjusted free cash flow conversion	67%	67%	17%	0%

* May not sum due to rounding

5. Net Debt to EBITDA

The Company provides financial information regarding net debt to adjusted EBITDA, which is a non-GAAP performance measure. The Company believes the total net debt to adjusted EBITDA ratio is useful to understanding the Company's financial condition as it provides a review of the extent to which the Company relies on external debt financing for its funding and is a measure of risk to its shareholders. The following is the March 31, 2020 and December 31, 2019 calculation of net debt to adjusted EBITDA (unaudited):

(in millions)	March 31, 2020	December 31, 2019
Short-term debt and current portion of long-term debt	$1,430	$1,362
Long-term debt	5,640	5,920
Total debt	7,070	7,282
Less: cash and cash equivalents	1,006	2,160
Total net debt	$6,064	$5,122

Last twelve months adjusted EBITDA	$3,326	$3,359

Total net debt to adjusted EBITDA	1.8x	1.5x

The following is the last twelve months ended March 31, 2020 and December 31, 2019 reconciliation of income from continuing operations to adjusted EBIT and adjusted EBITDA, which are non-GAAP performance measures (unaudited):

(in millions)	Last Twelve Months Ended March 31, 2020	Last Twelve Months Ended December 31, 2019
Income from continuing operations	$1,306	$1,344
Income tax benefit	(310)	(276)
Net financing charges	278	317
EBIT	1,274	1,385
Adjusting items:
Transaction costs	7	9
Integration costs	267	297
Net mark-to-market adjustments	639	587
Restructuring and impairment costs	408	346
Tax indemnification reserve release	(226)	(226)
Environmental reserve	140	140
Adjusted EBIT (1)	2,509	2,538
Depreciation and amortization	817	821
Adjusted EBITDA (1)	$3,326	$3,359

(1) The Company's definition of adjusted EBIT and adjusted EBITDA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes this non-GAAP measure is useful to investors in understanding the ongoing operations and business trends of the Company.

6. Income Taxes

The Company's effective tax rate from continuing operations before consideration of transaction/integration costs, net mark-to-market adjustments, restructuring and impairment costs, and discrete tax items for the three and six months ending March 31, 2020 and March 31, 2019 is approximately 13.5%.

7. Restructuring and Impairment Costs

The three months ended March 31, 2020 include restructuring and impairment costs of $62 million related to indefinite-lived intangible asset impairments primarily related to the Company's retail business. The six months ended March 31, 2020 include restructuring and impairment costs of $173 million related primarily to workforce reductions, plant closures and asset impairments.

8. Leases

On October 1, 2019, the Company adopted ASU 2016-02, "Leases (Topic 842)," which requires recognition of operating leases as a lease asset and liabilities on the balance sheet. The adoption of the new guidance resulted in recognition of a right-of-use asset and related lease liabilities of $1.1 billion.